Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Short-Term Investments Trust of our reports dated October 24, 2025, relating to the financial statements and financial highlights of Invesco Government & Agency Portfolio, Invesco Treasury Obligations Portfolio and Invesco Treasury Portfolio which appear in Short-Term Investments Trust’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 17, 2025